Exhibit 99.1

   LTC Announces Postponement of Series F Preferred Stock Offering

    MALIBU, Calif.--(BUSINESS WIRE)--Feb. 6, 2004--LTC Properties, Inc. (NYSE:LTC) announced today the postponement of its Series F Preferred Stock offering. The Company stated that it was under no pressure to consummate this offering since the proceeds were to be used to retire the Company's outstanding Series A Preferred Stock. The Company postponed this offering because it appears that at this time the offering could not be completed at the terms initially proposed.
    The Company is a self-administered real estate investment trust that invests primarily in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.

    This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.


    CONTACT: LTC Properties, Inc.
             Andre C. Dimitriadis/Wendy L. Simpson, 805-981-8655